EXHIBIT 99.1

Company contact:
Brittany Rooney
W. P. Carey Inc.
212-492-8921
brooney@wpcarey.com

Press contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

Carey Credit Income Fund 2016 T Announces Change in Public Offering Price

Public Offering Price Adjusted to $9.25

NEW YORK, Jan.6, 2016/PRNewswire/ -- W. P. Carey Inc. and Guggenheim Partners, LLC announced today that Carey Credit Income Fund 2016 T (CCIF 2016 T) adjusted its public offering price from $9.55 per share to $9.25 per share due to a change in CCIF 2016 T’s net asset value (NAV) per share. The change in price will become effective as of our January 7, 2016 weekly closing and ensures that CCIF 2016 T’s NAV per share is not less than 97.5% of its net offering price per share.

“We believe that we are building an investment portfolio with strong fundamentals and diversification, which helps to mitigate risk,” said Trevor P. Bond, Chief Executive Officer of W. P. Carey. “Although we have not been immune to recent pricing volatility in the credit markets, we expect that CCIF 2016 T will benefit from our conservative approach as well as our experience of investing through various market cycles over the long-term.”

Although CCIF 2016 T’s Board of Trustees decreased the public offering price to $9.25 per share, CCIF 2016 T will maintain the previously declared weekly cash distributions of $0.01286 per share payable to shareholders through February 23, 2016, resulting in a current annualized distribution rate of 7.23%.

About Carey Credit Income Fund
Carey Credit Income Fund (“CCIF”) is a non-traded business development company (BDC) that seeks to invest primarily in large, privately-negotiated loans to private middle market U.S. companies, with a focus on senior secured debt investments. CCIF is advised by Carey Credit Advisors, LLC, an affiliate of W. P. Carey, as the advisor, and Guggenheim Partners Investment Management, LLC, an affiliate of Guggenheim Partners, as the sub-advisor. For more information, please visit www.careycredit.com.

About W. P. Carey Inc.
W. P. Carey is a leading publicly-traded global net lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions for companies worldwide. At September 30, 2015, W. P. Carey had an enterprise value of approximately $10.4 billion. In addition to its owned portfolio of diversified global real estate, W. P. Carey manages a series of non-traded publicly registered investment programs with assets under management of approximately $10.5 billion. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising income to investors for over four decades. For more information, please visit www.wpcarey.com.

About Guggenheim Partners, LLC
Guggenheim Partners is a global investment and advisory firm with more than $240 billion in assets under management as of September 30, 2015*. Across its three primary businesses of investment management, investment banking, and insurance services, it has a track record of delivering results through innovative solutions. Guggenheim's Corporate Credit team, which is comprised of over 100 dedicated investment professionals, has experience managing fixed-income portfolios, and manages a credit portfolio of more than $68 billion as of September 30, 2015. Guggenheim’s long-term investment focus combined with an emphasis on downside protection has made it the investment manager of choice for many insurance companies, public pensions, foundations, and high-net-worth investors. For more information, please visit www.guggenheimpartners.com.

Cautionary Statement Concerning Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Federal securities laws. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. CCIF and CCIF 2016 T undertake no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in their expectations. A number of factors may cause CCIF’s or CCIF 2016 T’s actual results, performance or achievement to differ materially from those anticipated. For further information on factors that could impact CCIF or CCIF 2016 T performance, please review CCIF’s and CCIF 2016 T’s respective filings at the SEC website at www.sec.gov.

Certain Information About Distributions
Subject to the terms of the CCIF 2016 T prospectus, the annualized distribution rate displayed herein was calculated by dividing the annualized distributions by the current public offering price as of January 6, 2016. The determination of the tax attributes of CCIF 2016 T’s distributions are made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of CCIF 2016 T’s distributions for a full year. CCIF 2016 T intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV. The payment of future distributions on common shares are subject to the discretion of the Board of Trustees and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

*Assets under management include consulting services for clients whose assets are valued at approximately $48 billion.